Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-51085 and 333-106772 of Arizona Public Service Company on Form S-3 and in Registration Statement 333-46161 of Arizona Public Service Company on Form S-8 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2003 in the method of accounting for non-trading derivatives in order to comply with the provisions of Emerging Issues Task Force Issue No. 03-11, Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not “Held for Trading Purposes” as Defined in Issue No. 02-3, and to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities) appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 11, 2004